Exhibit 5.2
June 26, 2008
Board of Managers
American Commercial Lines LLC
1701 E. Market Street
Jeffersonville, Indiana 47130
Board of Directors
American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130

Ladies and Gentlemen:
          We are acting as counsel to American Commercial Lines Inc., a Delaware corporation (“ACL”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering by American Commercial Lines LLC, a Delaware Limited Liability Company (“ACL LLC”) of: (i) unsecured debt securities of ACL LLC (the “Debt Securities”) and (ii) ACL LLC’s guarantees of debt securities issued by ACL (the “Guarantees” and, together with the Debt Securities, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors
American Commercial Lines Inc.
June 26, 2008

          For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of ACL LLC to be offered from time to time will have been duly authorized and established by proper action of the board of managers of ACL LLC or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with ACL LLC’s certificate of formation and operating agreement and applicable Delaware limited liability company law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on ACL LLC or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any senior Debt Securities and Guarantees thereof, if any, will be issued pursuant to a “senior indenture” and any subordinated Debt Securities and Guarantees thereof, if any, will be issued pursuant to a “subordinated indenture,” substantially in the forms of such indentures filed as Exhibits 4.2 and 4.3, respectively, to the Registration Statement, with items shown in such exhibits as subject to completion completed in a satisfactory manner; (iv) the indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; and (vi) ACL LLC will remain a Delaware limited liability company.
          To the extent that the obligations of ACL LLC with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under the indenture for any Debt Securities and Guarantees, if any, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture; that such indenture has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture with all applicable laws and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture.
          This opinion letter is based as to matters of law solely on the applicable provisions of the laws of the State of New York as currently in effect (but not including any laws, statutes, ordinances, administrative decisions, rules or

Board of Directors
American Commercial Lines Inc.
June 26, 2008

regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).
          Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (a) The Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of ACL and ACL LLC and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of the ACL and ACL LLC in accordance with the indenture relating thereto, will constitute valid and binding obligations of ACL LLC.
          (b) The Guarantees, upon due execution and delivery of the guarantees as provided in an indenture relating thereto on behalf of ACL and ACL LLC, and the trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of ACL and ACL LLC in accordance with the indenture relating thereto, will constitute valid and binding obligations of ACL LLC.
          The opinions expressed in Paragraphs (a) and (b) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law).
          This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP
HOGAN & HARTSON L.L.P.

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